June 13, 2024

KWESST Micro Systems Inc.

155 Terence Matthews Crescent,

Unit #1, Ottawa, Ontario, K2M 2A8

Re: KWESST Micro Systems Inc.

 Prospectus Supplement to Registration Statement on Form F-3 (File No. 333-277196)

Ladies and Gentlemen:

We have acted as British Columbia counsel to KWESST Micro Systems Inc., a corporation formed under the laws of British Columbia (the "Corporation"), in connection with the preparation of a Prospectus Supplement (the "Prospectus Supplement") to a Registration Statement on Form F-3 (File No. 333-277196), as amended from time to time (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Securities Act").  The Prospectus Supplement relates to the issuance and sale (the "Offering") of an aggregate of 2,900,000 common shares of the Corporation, no par value per share (each, a "Share").

In addition, the Corporation has agreed to issue to ThinkEquity LLC, as placement agent (the "Placement Agent") pursuant to a placement agency agreement by and between the Corporation and the Placement Agent (the "Placement Agency Agreement"), as compensation for its services, 145,000 warrants of the Corporation (each, a "Placement Agent Warrant"), each such Placement Agent Warrant exercisable into one (1) common share of the Corporation, no par value per share (each, a "Placement Agent Warrant Share"), exercisable, in whole or in part, at an exercise price equal to 125% of the public offering price of one Share, commencing 180 days from the date of the Placement Agency Agreement and expiring on the five-year anniversary of the Placement Agency Agreement.

We have examined and relied upon (a) the Registration Statement, (b) the Prospectus Supplement, (c) the Corporation's Certificate of Incorporation, Certificate of Change of Name, Notice of Articles and Articles, as currently in effect, (d) the agreement evidencing the Placement Agent Warrants dated the date hereof (the "Placement Agent Warrant Agreement"), and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering our opinions set forth below, we have assumed: (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures, (c) the conformity to the authentic originals of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and the authenticity of the originals thereof, (d) that all facts, information, representation and warranties set forth in the records, documents and certificates we have reviewed, including official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter, (e) the due authorization, execution and delivery of all documents by all parties, other than the Corporation, and the validity, binding effect and enforceability thereof, (f) the legal capacity for all purposes relevant hereto of all persons (other than the Corporation), and (g) the issue price and exercise price, as applicable, for each Share and Placement Agent Warrant has been set by the board of directors of the Corporation (the "Board") or the person, persons or committee duly authorized by the Board, prior to the issuance of any such Share, Placement Agent Warrant and Placement Agent Warrant Share in accordance with the Business Corporations Act (British Columbia), the Articles and any applicable resolution or authorization of the Board duly authorizing such person, persons or committee, as applicable (the "Pricing Resolutions").

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Corporation and others and of public officials. In our capacity as counsel to the Corporation in connection with the preparation of the Prospectus Supplement and the registration of the Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Corporation in connection with the authorization and issuance of the securities offered under the Prospectus Supplement. For purposes of this opinion, we have assumed that such proceedings will be timely and properly completed, in accordance with all requirements of the Applicable Law (as defined below), in the manner presently proposed.

We are qualified to practice law in the Province of British Columbia, and our opinion herein is limited to the statutes and regulations of the Province of British Columbia and the federal laws of Canada applicable therein now in effect (the "Applicable Law"). We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We assume no obligation to revise or supplement this opinion should any applicable laws be changed subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof. Where our opinion refers to any of the securities or shares as being "fully paid and non-assessable", no opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

Based on and subject to the foregoing assumptions and qualifications we are of the opinion that:

1. when issued and paid for, in such amounts as determined pursuant to the Pricing Resolutions, as contemplated in the Prospectus Supplement in accordance with the terms of the Placement Agency Agreement, the Shares will be validly issued, fully paid and non-assessable common shares of the Corporation;

2. upon exercise of the Placement Agent Warrants, in accordance with the terms of the Placement Agent Warrant Agreement, including payment of the exercise price thereof, the Placement Agent Warrant Shares will be validly issued, fully paid and non-assessable common shares of the Corporation.

We hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, a report on Form 6-K, and to the reference to our firm under the headings "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP